                             URBAN SHOPPING CENTERS
                             EMPLOYEE SEVERANCE PLAN






























                              Mayer, Brown & Platt
                                Chicago, Illinois

                                TABLE OF CONTENTS

SECTION 1
         General                                                     1
                  1.1.     Background                                1
                  1.2.     Purpose and Effective Date                1
                  1.3.     Plan Administration                       1
                  1.4.     Source of Payments                        1
                  1.5.     Notices                                   2
                  1.6.     Action by Affiliated Company              2
                  1.7.     Gender and Number                         2
                  1.8.     Governing Laws                            2
                  1.9.     Plan Year                                 2
                  1.10.    Plan Not Guarantee of Employment          2

SECTION 2

         Participation                                               3
                  2.1.     Participation                             3
                  2.2.     Duration of Participation                 3

SECTION 3

         Severance Benefits                                          3
                  3.1.     Entitlement to Severance Benefits         3
                  3.2.     Change in Control                         4
                  3.3.     Change in Circumstance                    4
                  3.4.     Amount of Severance Benefit               5
                  3.5.     Maximum Severance Benefit                 6
                  3.6.     Payment of Severance Benefit              7
                  3.7.     Reemployment                              7
                  3.8.     Other Benefits                            7
                  3.9.     Nonalienation                             8
                  3.10.    Withholding                               8
                  3.11.    Benefits on Death                         8
                  3.12.    Release Agreement                         8

SECTION 4

         Committee                                                   9
                  4.1.     Duties and Authority of Committee         9
                  4.2.     Committee Decision Final                  9


                  4.3.     Exercise of Committee Duties              9
                  4.4.     Indemnification of the Committee         10
                  4.5.     Interested Committee Member              10

SECTION 5

         Amendment or Termination                                   10
                  5.1.     Amendment or Termination                 10
                  5.2.     Successors                               10

                          URBAN SHOPPING CENTERS, INC.
                            EMPLOYEE SEVERANCE PLAN


                                    SECTION 1

                                     GENERAL


     1.1. BACKGROUND. Urban Shopping Centers, Inc., a Maryland corporation (the "Company"), is the general partner of Urban Shopping Centers, L.P. (the "Partnership"), an Illinois limited partnership. The Partnership owns all of the preferred stock of Urban Retail Properties Co. (the "Management Company"), a Delaware corporation. The Company, the Partnership, and the Management Company are each referred to individually as an "Affiliated Company," and collectively as the "Affiliated Companies."

     1.2. PURPOSE AND EFFECTIVE DATE. The Company has established the Urban Shopping Centers, Inc. Employee Severance Plan (the "Plan") effective January 1, 1999 (the "Effective Date") so that it and each of the Affiliated Companies which, with the consent of the Company, adopts the Plan, may provide severance pay and benefits to eligible employees as readjustment assistance while seeking another position due to certain covered terminations of employment. The Affiliated Companies (including the Company), the employees of which participate in the Plan, are referred to below, collectively, as the "Employers" and individually as an "Employer."

     1.3. PLAN ADMINISTRATION. The authority to control and manage the operation and administration of the Plan shall be vested in the Executive Compensation Committee of the Board of Directors of the Company (the "Committee"). The members of the Committee shall be "named fiduciaries" as described in section 402 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to their authority under the Plan. Except as otherwise specifically provided in Section 4, the Company shall be the administrator of the Plan and shall have the rights, duties, and obligations of an "administrator" as that term is defined in Section 3(16)(A) of ERISA.

     1.4. SOURCE OF PAYMENTS. The obligations of the Company and the other Employers under the Plan are purely contractual. Any amount payable under the terms of the Plan shall be paid from the general assets of the Company or the Employer, as applicable, and no trust or other separate fund shall be established for this purpose.

     1.5. NOTICES. Any notice or document required to be filed under the Plan shall be considered to be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, to the attention of the Corporate Secretary, at 900 North Michigan Avenue, Chicago, Illinois 60611. Any notice required under the Plan may be waived by the person entitled thereto.

     1.6. ACTION BY AFFILIATED COMPANY. Any action required or permitted to be taken by an Affiliated Company which is a corporation shall be by resolution of its board of directors or by a duly authorized officer of such company. Any action required or permitted to be taken under the Plan by an Affiliated Company which is a partnership shall be made by writing adopted or executed by its general partner or by a person or persons authorized in writing by its general partner. Any action required or permitted to be taken under the Plan by an Affiliated Company which is a limited liability company shall be made by writing adopted or executed by its board of directors or managing member or by a person or persons authorized by its board of directors or managing member, as called for by such limited liability company's governing agreement.

     1.7. GENDER AND NUMBER. Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural, and the plural shall include the singular.

     1.8. GOVERNING LAWS. The Plan shall be construed and administered in accordance with the internal laws of the State of Illinois, to the extent that such laws are not preempted by the laws of the United States of America.

     1.9. PLAN YEAR. The Plan Year shall be calendar year.

     1.10. PLAN NOT GUARANTEE OF EMPLOYMENT. The Plan does not constitute a guarantee of employment by the Company or any other Affiliated Company, and participation in the Plan will not give any individual the right to be retained in the employ of the Company or any other Affiliated Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically arisen under the Plan. The Company and the other Affiliated Companies reserve all of their respective rights to terminate the employment relationship of any employee, with or without cause, at any time, for any reason. The Company and the other Affiliated Companies reserve all of their respective rights to amend or modify any of the terms and conditions of the employment of any individual.



                                    SECTION 2

                                  PARTICIPATION


     2.1. PARTICIPATION. Each employee of the Company or an Employer shall become a "Participant" in the Plan upon the later of the Effective Date or the date on which he meets all of the following requirements:

     (a) he is classified as a regular employee of the Company or an Employer (as determined in accordance with the customary practices of the Company or Employer, as applicable);

     (b) he is not employed as a member of a unit of employees whose wages, benefits and conditions of employment are determined by a collective bargaining agreement unless and until such agreement expressly provides for participation in the Plan; and

     (c) he is not a participant in the Urban Shopping Centers Executive Severance Plan or the Urban Shopping Centers Senior Executive Parachute Plan and he is not a participant in another severance pay plan maintained by the Company or any Affiliated Company.

     2.2. DURATION OF PARTICIPATION. An individual shall cease to be a Participant in, or to have any rights under, the Plan on the date on which he ceases to meet all of the requirements of subsection 2.1, unless he is then eligible to receive benefits under the provisions of Section 3, and, subject to the terms and conditions of the Plan, he shall again become a Participant in accordance with subsection 2.1 if he again satisfies the requirements of subsection 2.1. A Participant who is entitled to payment of a benefit under the provisions of Section 3 shall remain a Participant in the Plan until the full amount of his benefit has been paid.


                                    SECTION 3

                               SEVERANCE BENEFITS

     3.1. ENTITLEMENT TO SEVERANCE BENEFITS. Subject to the terms and conditions of the Plan, a Participant will be entitled to a "Severance Benefit" in an amount determined in accordance with the provisions of subsection 3.4 in the event of both a Change in Control and Change in Circumstances with respect to such Participant, as such terms are defined below.

     3.2. CHANGE IN CONTROL. The term "Change in Control" means the first to occur of the following events:

     (a) any person or group of commonly controlled persons other than JMB Realty Corporation or any of its affiliated or associated entities owns or controls, directly or indirectly, fifty percent (50%) or more of the voting control or value of the capital stock of the Company; or

     (b) any person or group of commonly controlled persons other than JMB Realty Corporation or any of its affiliated or associated entities owns or controls, directly or indirectly, twenty percent (20%) or more of the voting control or value of the capital stock of the Company and such ownership or control percentage is greater than the then ownership or control percentage of JMB Realty Corporation and all of its affiliated or associated entities; or

     (c) the shareholders of the Company approve an agreement to merge or consolidate with another corporation or other entity (other than JMB Realty Corporation or any of its affiliated or associated entities) resulting (whether separately or in connection with a series of transactions) in a change in ownership of twenty percent (20%) or more of the voting control or value of the capital stock of the Company, or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Company's business.

Notwithstanding the foregoing provisions of this subsection 3.2, the ownership of capital stock by the Chief Executive Officer of the Company, by other senior management employees of the Company or an Employer who are Participants, by JMB Realty Corporation or by any of its affiliated or associated entities and/or their respective affiliates shall not be deemed to result in a "Change in Control" of the Company.

     3.3. CHANGE IN CIRCUMSTANCE. "Change in Circumstances" means the occurrence of any of the following within twenty-four months of a Change in Control while the Participant is employed by an Employer:

     (i) the Participant's voluntary termination of employment within 120 days following a demotion or reduction in the Participant's job responsibility from that in effect immediately prior to the Change in Control, where such reduced job responsibility is not commensurate with the Participant's training and experience;

     (ii) the Participant's voluntary termination of employment within 120 days following a reduction in the Participant's Base Salary in an amount which equal or exceeds three(3) percent of such Base Salary, as defined in subsection 3.4, as in effect immediately prior to the Change in Control;

    (iii) the Participant's voluntary termination of employment within 120 days following the Participant's relocation to a location not within fifty miles of his office or job location on the date of the Change in Control, except for required travel on the Company's business to an extent substantially consistent with his business travel obligations as in effect immediately prior to the Change in Control; or

     (iv) the Participant's involuntary termination of employment by the Company without Cause.

For purposes of the Plan, the term "Cause" means a Participant's violation of a policy, rule or procedure of his Employer, misconduct, unsatisfactory performance of his duties, or similar circumstances, each as determined by the Committee or its delegate, in its sole discretion.

     3.4. AMOUNT OF SEVERANCE BENEFIT. Subject to the terms and conditions of the Plan, if a Participant becomes entitled to a Severance Benefit in accordance with the foregoing provisions of this Section 3, then the amount of his Severance Benefit shall be determined in accordance with the following:

     (a) The Severance Benefit for a Participant who has not attained age 40 on the his or her Severance Date shall be equal to the greater of:

          (1)  eight (8) weeks' Base Salary; or

          (2)  the sum of:

               (i) two (2) weeks' Base Salary for each full year of continuous service with the Company or an Affiliated Company; and

               (ii) one (1) week's Base Salary for each increment of $5,000 by which the Participant's annualized Base Salary exceeds $50,000.

     (b) The Severance Benefit for a Participant who has attained age 40 on or before his or her Severance Date shall be equal to the greater of:

          (1)  eight weeks' Base Salary; or

          (2)  the sum of:

               (i) two (2) weeks' Base Salary for each full year of continuous service with the Company or an Affiliated Company;

               (ii) one (1) week's Base Salary for each increment of $5,000 by which the Participant's annualized Base Salary exceeds $50,000; and

              (iii) one (1) week's Base Salary for every two whole years by which the Participant's age exceeds age 40 years as of the Participant's Severance Date.

For purposes of the Plan, "Base Salary" for a Participant means the amount of the Participant's base salary from an Employer at the rate in effect immediately prior to the Participant's Severance Date, excluding bonuses, overtime and premium pay, shift differentials, incentive compensation and all other compensation; provided, however, that if the Participant's base salary at the rate in effect immediately prior to the date of the Change in Control is greater than the Participant's base salary at the rate in effect immediately prior to his Severance Date, then with respect to such Participant, "Base Salary" means the amount of the Participant's base salary at the rate in effect immediately prior to the date of the Change in Control preceding his Severance Date, excluding bonuses, overtime and premium pay, shift differentials, incentive compensation and all other compensation. A Participant's "Severance Date" is the date on which the Change in Circumstance occurs with respect to the Participant, which is coincident with or follows a Change in Control.

     3.5. MAXIMUM SEVERANCE BENEFIT. Notwithstanding any other provision of the Plan, and except as otherwise provided in this subsection 3.5, in no event shall the Severance Benefit to which any Participant is entitled exceed an amount equal to the Participant's annual Base Salary as of the date immediately prior to the Participant's Severance Date; provided, however, that if the Participant's annual Base Salary as of the date immediately prior to the date of the Change in Control is greater than it is as of the date immediately prior to his Severance Date, then the Severance Benefit to which such Participant is entitled shall not exceed an amount equal to the Participant's annual Base Salary as of the date immediately prior to the Change in Control. In addition, if the maximum Severance Benefit described in the immediately preceding sentence exceeds an amount equal to twice the Participant's annual compensation for the calendar year ending immediately prior to the Participant's Severance Date, then the Severance Benefit payable to the Participant shall be reduced so that it will not exceed such amount. For purposes of this subsection 3.5, a Participant's annual compensation shall be determined in accordance with Department of Labor regulation 2510.3-2(b)(2)(i).

     3.6. PAYMENT OF SEVERANCE BENEFIT. A Participant's Severance Benefit described in this Section 3 shall be payable in installments commencing as of the first regular pay date after the Participant's "Severance Date". Notwithstanding the foregoing, in no event shall the period over which the Severance Benefit under the Plan shall be paid exceed 24 months. The Committee, in its sole discretion, may accelerate the payment of any amount payable under the Plan or may pay any amount in a lump sum.

     3.7. REEMPLOYMENT. If a Participant is receiving a Severance Benefit and the Participant is rehired by the Company or an Employer, payment of his Severance Benefit shall cease as of the date he first again becomes a Participant in the Plan in accordance with subsection 2.1. If a Participant is employed or reemployed by the Company or an Affiliated Company after receiving a Severance Benefit attributable to a prior period of employment by the Company or any Affiliated Company, such prior period of employment shall be disregarded for purposes of determining the amount of the Severance Benefit to which the Participant is entitled on account of any subsequent termination of employment.

     3.8. OTHER BENEFITS. The Severance Benefit to which a Participant is entitled under this Section 3 shall be payable in addition to, and not in lieu of, all other compensation and benefits accrued by or payable to the Participant, including but not limited to, accrued vacation pay and benefits payable under any pension or savings plan, or any life insurance, medical or disability plan. In addition, the Participant and his eligible dependents will be entitled to continue to be covered at the Employer's expense under the Employer's health, dental, and life insurance plans as in effect at the Participant's termination of employment, or under comparable plans, for a period of time equal to the number of weeks during which the Participant is entitled to a Severance Benefit in accordance with subsection 3.4; provided however, that such benefits shall cease upon the Participant's employment by a new entity under which comparable benefits are available.

     3.9. NONALIENATION. Participants shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any benefits provided under this Plan, and no benefits payable hereunder shall be assignable in anticipation of payment, either by voluntary or involuntary acts, or by operation of law. Nothing in this subsection 3.9 shall limit a Participant's rights or powers to dispose of his property by will, limit any rights or powers which his executor or administrator would otherwise have with regard to benefits to which a Participant is entitled hereunder, or restrict any right of set-off, counterclaim or recoupment which the Company or any other Affiliated Company may otherwise have against any Participant.

     3.10. WITHHOLDING. All payments with respect to a Participant under this Plan will be subject to applicable withholding of Federal, state, and local taxes and other applicable deductions.

     3.11. BENEFITS ON DEATH. In the event of a Participant's death after becoming entitled to a benefit under the Plan but before complete payment of his benefit, his benefit shall be paid to his estate.

     3.12. RELEASE AGREEMENT. No Severance Benefit shall be payable to any Participant unless such Participant executes a release (in a form approved by the Committee) of all such Participant's claims against the Company and the Affiliated Companies, to the extent that the basis for such claims arose before the date that such release is signed by the Participant, and the payment of the Severance Benefit and other benefits under this Plan shall be subject to the terms and conditions of such release agreement.

                                    SECTION 4

                                    COMMITTEE


     4.1. DUTIES AND AUTHORITY OF COMMITTEE. Except as otherwise specifically provided in this Section 4, in controlling and managing the operation and administration of the Plan, the Committee shall have the following discretionary authority, powers, rights, and duties in addition to those vested in it elsewhere in the Plan:

     (a) to enforce the Plan in accordance with its terms and with such applicable rules of procedure and regulations as may be adopted by the Committee;

     (b) to determine conclusively all questions arising under the Plan, including the power to determine the eligibility of employees and the rights of Participants to benefits under the Plan, to interpret and construe the provisions of the Plan, and to remedy any ambiguities, inconsistences or omissions of whatever kind;

     (c) to employ or utilize agents, attorneys, accountants or other persons (who may also be employed by or represent the Company or an Affiliated Company) for such purposes as the Committee considers necessary or desirable to discharge its duties; and

     (d) to establish a claims procedure in accordance with section 503 of ERISA.

The Committee shall act by a majority of its then members, by meeting or by writing filed without a meeting.

     4.2. COMMITTEE DECISION FINAL. To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by it in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.

     4.3. EXERCISE OF COMMITTEE DUTIES. Notwithstanding any other provisions of the Plan, the Committee shall discharge its duties hereunder solely in the interests of the Participants entitled to benefits under the Plan and for the exclusive purpose of providing benefits to Participants according to the terms and conditions of the Plan. In exercising its authority under the Plan, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

     4.4. INDEMNIFICATION OF THE COMMITTEE. The members of the Committee shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by, or asserted against the Committee or any member thereof by reason of duties or responsibilities hereunder if the Committee or such member did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.

     4.5. INTERESTED COMMITTEE MEMBER. A member of the Committee may not decide or determine any matter or question concerning his own benefits under the Plan or how such benefits are to be paid unless such decision could be made by him under the Plan if he were not a member of the Committee.

                                    SECTION 5

                            AMENDMENT OR TERMINATION


     5.1. AMENDMENT OR TERMINATION. The Company may amend or terminate this Plan at any time to take effect retroactively or otherwise; provided, however, that no amendment or termination shall adversely affect the Plan benefits, if any, payable with respect to Participants whose employment with the Company terminated prior to such amendment or termination of the Plan.

     5.2. SUCCESSORS. The obligations and rights of the Company under the Plan shall be binding upon, and inure to the benefit of, any assignee or successor in interest to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company shall not merge or consolidate with any other corporation, or liquidate or dissolve without making suitable arrangements for the payment of any benefits which are or may become payable under the Plan.